Exhibit 10.1

September 28, 2017

Via Hand Delivery

Karan H. Powell
c/o American Public University System, Inc.
111 West Congress Street
Charles Town, West Virginia 25414

Dear Karan:

Thank you for your distinguished service to American Public University System, Inc. (“APUS”), a wholly owned subsidiary of American Public Education, Inc. (“ Parent ”). This retirement letter agreement between you, APUS and Parent (this “ Letter Agreement ”) sets forth the terms and conditions of your retirement as the President of APUS. This Letter Agreement amends and supplements the Amended and Restated Executive Employment Agreement by and among you, APUS and Parent, dated as of May 31, 2016 (the “ Employment Agreement ”). Please acknowledge your agreement and acceptance of the terms of this Letter Agreement by countersigning and returning a copy of this letter to me.

Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In consideration of the mutual promises contained in this Letter Agreement, APUS, Parent and you agree, effective as of the date of this letter, as follows:

1.       Retirement from Service.

(a)       Effective October 15, 2017 (the “Retirement Date”), you hereby resign from your positions as the President of APUS and any other positions you may have with APUS, Parent, or their respective affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by APUS or Parent to effectuate or memorialize your resignation from such positions. The parties agree that your resignation will be treated as a termination by APUS pursuant to Section 9(b)(iii) of the Employment Agreement, and that the Retirement Date shall constitute the Date of Termination for purposes of the Employment Agreement. You and APUS agree that, because your retirement is being treated as a termination pursuant to Section 9(b)(iii) of the Employment Agreement, you shall receive the benefits pursuant to Section 10(d) of the Employment Agreement, as they are modified pursuant to the terms of this Letter Agreement.

(b)       Effective as of the Retirement Date, your employment under the Employment Agreement will end and you will no longer be employed by APUS, Parent or any of their affiliates. From and after the Retirement Date and through June 30, 2018 (the “ Term ”) you agree to be available and willing to provide consulting services (the “ Consulting Services ”) to APUS and Parent from time to time as reasonably directed by the President (or Acting President) of APUS or the Chief Executive Officer of APEI, which services shall include transition services to support the transition to an Acting President and then to a new President, continuing to represent APUS in the higher education community as its advocate, continuing your President’s blog (as President Retired), and providing guidance as requested on accreditation related matters.

(c)        On the first regular payroll date of the Company following the Retirement, you shall be paid an amount equal to the sum of (i) your Base Salary through the Retirement Date to the extent not theretofore paid, and (ii) any accrued vacation pay, in each case, to the extent not theretofore paid (the “ Accrued Benefits ”). You acknowledge and agree that upon your acceptance and receipt of the Accrued Benefits APUS and Parent shall have satisfied all obligations pursuant to Section 10(d)(i) of the Employment Agreement.

September 28, 2017

2.       Release. On or before the 21st day following the Retirement Date, you shall execute a Release of Claims in the form provided to you by the Company (the “ Release ”). Other than the Accrued Benefits, no payments that are scheduled to be paid prior to June 30, 2018 shall be made to you pursuant to this Letter Agreement and no benefits to which you are entitled pursuant to this Letter Agreement that are scheduled to be provided prior to June 30, 2018 shall accrue or otherwise take effect unless and until you have executed the Release and all revocation periods applicable thereto have expired on or before the 21st ] day following the Retirement Date without the Release being revoked. On or before the 21st day following the expiration of the Term, you shall re-execute the Release. No payments that are scheduled to be paid on or after the expiration of the Term shall be made to you pursuant to this Letter Agreement and no benefits to which you are entitled pursuant to this Letter Agreement that are scheduled to be provided on or after the expiration of the Term shall accrue or otherwise take effect unless and until you have re-executed the Release and all revocation periods applicable thereto have expired on or before the 30th day following the expiration of the Term without the Release being revoked.

3.       Consulting Services and Termination Benefits.

(a)       In recognition of, and as consideration for, your availability and willingness to provide the Consulting Services you will provide to APUS and Parent during the Term and subject to your compliance with the terms of this Letter Agreement and the terms of the Employment Agreement, including those referred to in Section 4 below, during the Term (i) all of your outstanding restricted stock units and restricted stock awards shall continue to vest and be settled in accordance with the respective vesting schedules and performance conditions applicable thereto; at the expiration of the Term any outstanding restricted stock units and restricted stock awards that have not vested as a result of continued service through the Term or APUS’s retirement policy as set forth in an award agreement shall terminate for no consideration, (ii) you will be compensated during the Term a bi-weekly fee, pro-rated for any partial weeks of service during the Term, equal to $14,875.70, (iii) subject to your timely COBRA election, you will continue to participate in APUS’s medical, dental and vision benefit plans at the same level of coverage and on the same terms as in effect immediately prior to the Resignation Date, subject to such changes in the plans as apply to all employees of APUS generally (including any upward adjustment reflect premium increases), and (iv) you shall be eligible to receive a bonus pursuant to the bonus plans that have been communicated to you for calendar year 2017, subject to achievement of the performance metrics applicable to you for 2017, provided, however, that, the portion of such bonus attributable to metric four shall be deemed to have been satisfied at the target level, which bonus, if earned, shall be paid at the same time as bonuses are paid to employees of APUS generally, but in no event later than March 15, 2018. The Parties agree that the bonus payment in respect of calendar year 2017 set forth in this Section 3(a) represents the entirety of the bonus for calendar year 2017 to which you are entitled pursuant to the Employment Agreement. In addition, subject to your continued provision of Consulting Services during the Term, you shall be reimbursed for all reasonable, documented expenses in accordance with APUS policies and procedures for (i) conference fees and travel to approved conferences and speaking events through December 31, 2017, and (ii) conference fees and travel to approved conventions/conferences through June 30, 2018.

(b)       The parties agree that, in consideration of your years of service to APUS and Parent ,your promises in this Letter Agreement, your execution of the Release and subject to your compliance with the terms of this Letter Agreement and the terms of the Employment Agreement, following the expiration of the Term (i) at each regularly scheduled bi-weekly payroll you will be compensated a fee equal to $14,875.70 until December 31, 2019, (ii) subject to your timely COBRA election, you will continue to participate in APUS’s medical, dental and vision benefit plans until March 31, 2019 at the same level of coverage and on the same terms as in effect immediately prior to the Resignation Date (provided that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer provided plan, APUS will no longer make any premium payment on your behalf), (iii) for the period from April 1, 2019 through December 31, 2019, you shall be paid a supplemental monthly payment equal to the premium amount paid by APUS on a monthly basis to allow you to continue to participate in APUS’s benefit plans under Section 3(b)(ii) above (provided that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer provided plan, you will cease to receive such supplemental payment), and (iv) you shall be eligible to receive a bonus for calendar year 2018 of $190,000 if (A) net income for 2018 has increased from the calendar year 2017 level and if the performance targets for the replacement President of APUS are satisfied for calendar year 2018 (with the bonus subject to a pro rata downward adjustment to reflect the relative level of achievement), (B) the Higher Learning Commission both approves the University’s Change in Structure Application without requiring any material modification to the shared services model proposed in the initial application by December 31, 2018 and has completed by December 31, 2018 the HLC Standard Pathway mid-cycle review and all subsequent reporting and has not taken any action to limit or modify APUS’s institutional accreditation, or otherwise changed APUS status from being subject to the HLC Standard Pathway Schedules and requirements, or (C) there is a change of control of APUS or Parent. Any bonus payable pursuant to clause (iv) of the prior sentence, if earned, shall be paid at the same time as bonuses are paid to employees of APUS generally, but in no event later than March 15, 2019. You acknowledge and agree that upon your acceptance and receipt of the amounts in this Section 3(b) APUS and Parent shall have satisfied its obligations pursuant to Sections 10(d)(ii), (iii), and (iv) of the Employment Agreement.

September 28, 2017

(c)       You acknowledge and agree that you have no further right to receive any compensation, payments or benefits from APUS, Parent or their affiliates, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

4.       Restrictive Covenants. You acknowledge and agree that any and all restrictive covenants to which you are subject, including, but not limited to, those described in Section 7 (Confidential Information) and Section 8 (Non-Competition) of the Employment Agreement will continue in full force and effect in accordance with the terms and conditions thereof. Notwithstanding anything to the contrary in Section 8 of the Employment Agreement, the Restricted Period and the accompanying restrictions on competing activity will run through October 31, 2018, and the non-solicitation period will apply until June 30, 2019. You also acknowledge and agree that any and all terms and conditions of the Employment Agreement that survive your separation from APUS and Parent to which you are subject will continue in full force and effect in accordance with the terms and conditions thereof.

5.       Taxes. APUS may withhold from any amounts payable under this Letter Agreement all federal, state, city, foreign or other taxes as APUS is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, APUS shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

6.       Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“ Section 409A ”), and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the payments will be made, in a manner consistent with that intent. Your retirement as the President of APUS is intended to constitute a “separation from service” for purposes of Section 409A. In furtherance of the preceding sentence, you, APUS and Parent anticipate and agree that the level of consulting services that you shall perform during the Term shall not exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section1.409A-1(h)(1)(ii).

7.       Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) APUS and APEI have advised you to consult with an attorney of your own choosing prior to executing this Letter Agreement, (b) you have carefully read and fully understand all of the provisions of this Letter Agreement, and (c) you are entering into this Letter Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

8.       Governing Law. Letter Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

9.       Entire Agreement. This Letter Agreement, taken together with the Release and the Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, cessation of employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Except as expressly amended by this Letter Agreement, the terms of the Employment Agreement remain in full force and effect.

10.       Amendments. This Letter Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

11.       Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.

September 28, 2017

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this Letter Agreement.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

	By:	/s/ Richard W. Sunderland, Jr.
	Name:	Richard W. Sunderland, Jr.
	Title:	CFO

AMERICAN PUBLIC EDUCATION, INC.

	By:	/s/ Wallace E. Boston
	Name:	Wallace E. Boston
	Title:	CEO

Accepted and Agreed to:

/s/ Karan H. Powell
Karan H. Powell, President of APUS (Retired)